Exhibit 99

November 24 , 2010

To Our Shareholders:

Peoples Bancorporation had net earnings of $276,000 for the third quarter of 2010.  We continue to make progress addressing the asset quality issues that impact financial performance, while positioning ourselves to take advantage of better economic times ahead.   The Company has a Tier 1 regulatory capital ratio of 8.89%, and along with its subsidiary banks, remains capitalized well in excess of regulatory requirements.  Although we saw a slight increase in the level of non-performing assets during the third quarter, Management believes that the historically high level of non-performing assets is close to peaking.

As reported previously, the expense control measures initiated in 2008 have resulted in annualized cost savings in excess of $2,000,000.  Continuing this program, we closed the Mills Avenue office of The Peoples National Bank on November 10, 2010.  This was a difficult decision, but one that will improve our overall efficiency.  The Company took advantage of the interest rate environment by repositioning its investment portfolio.  Through the first nine months of 2010, sales of securities have generated net gains of $964,000.

An increase of $340,000 in net interest income, gains recorded from the sale of investment securities and enhanced cost savings initiated by the Company, resulted in the Company’s recording pre-tax earnings of $185,000 for the third quarter of 2010.  These third quarter earnings, along with pre-tax earnings of $1,137,000 recorded for the second quarter and the pre-tax loss of $1,885,000 recorded during the first quarter of 2010, combined for a pre-tax loss of $563,000 for the first nine months of 2010.  After tax benefits, the Company had positive net income of $60,000 for the first nine months of 2010.

We made significant provisions of $1,515,000 for loan losses in the third quarter of 2010, bringing the year-to-date provisions to $6,110,000, compared to $3,608,000 for the first nine months of 2009.  For the first nine months of 2010, we recorded net charge-offs of $5,224,000 compared to $5,469,000 for the first nine months of 2009.  Our allowance for loan losses totaled $8,317,000, or 2.36% of outstanding loans at September 30, 2010, compared to $7,357,000, or 1.92% of outstanding loans at September 30, 2009.

In closing we wish to thank you, our shareholders and most valued customers, for your continued support and the opportunity to serve your banking needs.  We are committed to making Peoples Bancorporation better every day as we remain focused on strengthening our balance sheet, maintaining ample liquidity and improving the level of profitability.

Sincerely,

L. Andrew Westbrook, III                                                                R. Riggie Ridgeway
President and CEO                                                                             CEO Emeritus

PEOPLES BANCORPORATION, INC.
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Unaudited)
(Amounts in thousands except share information)

	Three Months Ended September 30,
Income Statement	2010	2009	Change
Net interest income	$4,718	$4,378	7.77%
Provision for loan losses	1,515	2,030	-25.37%
Other income	1,204	950	26.74%
Other expense	4,222	4,321	-2.29%
Income (loss) before income taxes	185	(1,023)	N/A
Benefit for income taxes	(91)	(505)	81.98%
Net income (loss)	$276	$(518)	N/A
Dividends paid or accumulated on preferred stock	172	85	102.35%
Net accretion of discount on preferred stock	33	32	3.13%
Net income (loss) available to common shareholders	$71	$(635)	N/A

Return on average assets (1) (2)	0.20%	-0.38%
Return on average common equity (1) (3)	0.68%	-5.99%

Net income (loss) per common share
Basic	$0.01	$(0.09)
Diluted	$0.01	$(0.09)

	Nine Months Ended, September 30,
Income Statement	2010	2009	Change
Net interest income	$14,171	$13,032	8.74%
Provision for loan losses	6,110	3,608	69.35%
Other income	3,720	2,844	30.80%
Other expense	12,344	12,517	-1.38%
Income (loss) before income taxes	(563)	(249)	-126.10%
Benefit for income taxes	(623)	(507)	-22.88%
Net income (loss)	$60	$258	-76.74%
Dividends paid or accumulated on preferred stock	517	213	142.72%
Net accretion of discount on preferred stock	99	40	147.50%
Net income (loss) available to common shareholders	$(556)	$5	N/A

Return on average assets (1) (2)	0.01%	0.06%
Return on average common equity (1) (3)	-1.79%	0.02%

Net income (loss) per common share
Basic	$(0.08)	$0.00
Diluted	$(0.08)	$0.00

	September 30,	September 30,	December 31,
Balance Sheet	2010	2009	2009
Total assets	$545,290	$547,744	$556,601
Gross loans	351,897	383,720	373,574
Allowance for loan losses	8,317	7,357	7,431
Loans, net	343,580	376,363	366,143
Securities	140,350	114,290	116,213
Total earning assets	488,912	496,865	502,222
Total deposits	473,997	457,491	484,996
Shareholders’ equity	54,217	55,357	54,443
Book value per common share	5.92	6.10	5.98

(1)      Annualized
(2)      Return on average assets is calculated as net income (loss) divided by average assets.
(3)	Return on average common equity is calculated as net income (loss) available to common shareholders divided by average common equity.

PEOPLES BANCORPORATION, INC.
CONSOLIDATED FINANCIAL HIGHLIGHTS
(Unaudited)

	September 30,	June 30,	March 31,	December 31,	September 30,
Asset Quality Data	2010	2010	2010	2009	2009
Nonperforming loans
Non-accrual loans	$18,189	$16,660	$16,496	$14,881	$20,153
Past due loans 90 days + and still accruing	-	29	120	-	214
Total nonperforming loans	18,189	16,689	16,616	14,881	20,367
Other real estate owned	14,714	13,426	12,596	11,490	10,073
Total nonperforming assets	$32,903	$30,115	$29,212	$26,371	$30,440

Net charge-offs for quarter ended	$1,694	$1,338	$2,192	$1,275	$2,483

Nonperforming assets as a percentage of
total loans and other real estate	8.97%	8.05%	7.65%	6.85%	7.73%
Nonperforming assets to total assets	6.03%	5.60%	5.29%	4.74%	5.56%
Allowance for loan losses to nonperforming loans	45.73%	50.15%	52.15%	49.94%	36.12%
Allowance for loan losses to total
loans outstanding	2.36%	2.35%	2.35%	1.99%	1.92%
Quarterly net charge-offs to total
loans outstanding	0.48%	0.37%	0.59%	0.34%	0.65%

Capital Ratios
Total Capital (to risk-weighted assets)	14.02%	13.85%	13.37%	13.67%	14.03%
Tier 1 Capital (to risk-weighted assets)	12.77%	12.59%	12.11%	12.41%	12.78%
Tier 1 Capital (to average assets)	8.89%	8.87%	8.66%	9.03%	9.65%